CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on S-8 (SEC File No. 333-161679) of White Mountain Titanium Corporation (An Exploration Stage Company) of our auditors’ report dated March 25, 2009 on the consolidated balance sheets of White Mountain Titanium Corporation as at December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for each of the years ended December 31, 2008, 2007 and 2006, and the cumulative totals for the exploration stage operations from November 13, 2001 (inception) through December 31, 2008, as filed in the amended annual report of the company on Form 10-K/A-2.

“Smythe Ratcliffe LLP”(signed)

Chartered Accountants

Vancouver, Canada
September 24, 2009